Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

Investor Relations Contact: Lee Newitt (704) 344-8150 lnewitt@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304 rcummings@fairpoint.com
FAIRPOINT COMMUNICATIONS REPORTS
2011 FIRST QUARTER RESULTS
•	High-speed Internet subscribers increased over 13,600, or 4.8% year-over-year, with over 56% of the increase coming during the first quarter

•	Voice access line loss continued to improve to 9.6% annually from 10.3% reported in the prior quarter

•	Net Income, including Cancellation of Debt Income of $1,351.1 million, increased to $562.5 million versus a Net Loss of $86.3 million a year earlier

•	Revenue was flat sequentially from fourth quarter 2010, after adjusting for one-time items
Charlotte, N.C. (May 16, 2011) — FairPoint Communications, Inc. (NASDAQ: FRP) (FairPoint or the Company), a leading provider of communications services, today announced its financial results for the first quarter ended March 31, 2011. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 2:00 p.m. (EDT) on Tuesday, May 17, 2011.
“We are encouraged by the operational improvements taking hold,” said Paul H. Sunu, CEO of FairPoint. “We believe the recently announced fiber-to-the-tower project, along with the increase in high-speed Internet subscribers and the reduction in the rate of voice access line loss are all leading indicators of expected future revenue growth. As we’ve said before, this is a transition year for FairPoint and we’re excited about the organic revenue growth opportunities in our markets.”
High-speed Internet penetration increased to 27% of voice access lines at March 31, 2011, which represents the highest level since FairPoint acquired the northern New England assets on March 31, 2008. The addition of over 7,700 high-speed Internet subscribers was also the largest quarterly increase since FairPoint took over the northern New England properties. Company-wide, year-over-year voice access line loss slowed for the fourth consecutive quarter to 9.6%. In addition, continued service quality improvements led to a decline in penalties of $5.1 million versus a year earlier.
FairPoint ended the quarter with revenue of $254.8 million and Consolidated EBITDAR1 of $49.1 million. Included in the first quarter Consolidated EBITDAR was the impact of a $13.5 million expense related to the annual vacation award for northern New England employees. This annual vacation expense is recorded by the Company in the first quarter of each year. Adjusting for this item, Consolidated EBITDAR would have been approximately $62.6 million in the first quarter of 2011.
Operating and Regulatory Highlights
Operating metrics continue to improve. For example, sustained improvements in retail service quality indicators such as faster call center answer times and shorter installation and repair intervals resulted in lower retail penalties of $0.4 million

[1]
Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s new credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to Net Income is contained in the attachments to this press release.

in the quarter versus $4.3 million a year earlier, an improvement of $3.9 million. In addition, continued improvements in wholesale service quality metrics resulted in lower wholesale penalties of $1.4 million in the quarter versus $2.6 million a year earlier, an improvement of $1.2 million.
High-speed Internet subscribers increased 4.8% year-over-year, compared to a 0.4% increase in the fourth quarter of 2010 and a 5.5% decline in the first quarter of 2010. The rate of voice access line loss slowed to 9.6% annually versus 10.3% in the fourth quarter of 2010 and 12.4% a year earlier.
FairPoint continued its northern New England broadband expansion efforts by announcing it has brought high-speed Internet access to hundreds more communities and neighborhoods in Maine, New Hampshire and Vermont. As of March 31, 2011, FairPoint offers broadband service to more than 83% of customers in Maine, more than 85% of customers in New Hampshire and more than 80% of customers in Vermont. The Company is on track to meet its 2011 regulatory broadband commitments.
On April 14, 2011 the Company announced an initial network build which will bring fiber to more than half of the approximately 1,600 wireless communications towers it serves in its northern New England service footprint. With this strategic investment, FairPoint will further enhance its next-generation IP/MPLS network, branded as VantagePoint(sm), and will be uniquely positioned to capture the growth in mobile data usage by providing Ethernet backhaul to wireless carriers.
Financial Highlights
First Quarter 2011 as compared to First Quarter 2010
Revenue was $254.8 million in the first quarter of 2011 as compared to $270.8 million a year earlier. The $16.0 million decrease was primarily the result of the 9.6% decline in voice access lines year-over-year, which led to decreases in voice services and access revenue. Partially offsetting the decline was the improvement in service quality penalties discussed above and a 5.3% increase in data and Internet services revenue.
Operating expenses, excluding depreciation, amortization and reorganization, were $216.6 million in the first quarter of 2011 as compared to $231.1 million a year earlier. The favorable variance of $14.5 million, or 6.3%, was primarily the result of reductions in contracted services, data and voice transport and bad debt expense.
Consolidated EBITDAR was $49.1 million in the first quarter of 2011 as compared to $60.8 million a year earlier. First quarter 2010 Consolidated EBITDAR was favorably impacted by the add-back of $10.4 million related to the net effect of a financial restatement. Excluding the benefit from this financial restatement add-back, Consolidated EBITDAR for the first quarter of 2010 would have been $50.4 million. The $1.3 million decrease year-over-year is primarily explained by the decrease in revenue mostly offset by operating expense reductions as discussed above.
Net income was $562.5 million in the first quarter of 2011 as compared to a net loss of $86.3 million a year earlier, First quarter 2011 net income benefited from a one-time pre-tax gain of $911.3 million related to the reorganization, which included $1,351.1 million of Cancellation of Debt Income.
Capital expenditures were $53.7 million in the first quarter of 2011 as compared to $40.4 million a year earlier. Major capital initiatives in 2011 include the continued expansion of the VantagePoint(sm) network, the fiber-to-the-tower build, regulatory broadband commitments in northern New England, information technology improvements and enhancements, success-based capital projects for targeted revenue opportunities and network and facilities maintenance.
First Quarter 2011 as compared to Fourth Quarter 2010
Revenue was $254.8 million in the first quarter of 2011 as compared to $268.0 million in the fourth quarter of 2010. Revenue was essentially flat quarter-over-quarter after adjusting fourth quarter 2010 revenue for the one-time benefit of a $12.7 million service quality penalty reversal.
Operating expenses, excluding depreciation, amortization and reorganization, increased $5.0 million to $216.6 million as compared to $211.6 million in the fourth quarter of 2010. As previously reported, the majority of the Company’s employees are entitled to their annual vacation allowance on January 1st of each year. Accordingly, the Company recognized $13.5 million of vacation expense on January 1, 2011, which will be amortized over the balance of the year as vacation is used. In addition, fourth quarter 2010 operating expenses included certain one-time non-cash charges related to project abandonment, inventory obsolescence and other non-recurring items which totaled approximately $14.8 million. Adjusting for these items, first quarter 2011 expenses would have been $203.1 million compared to $196.8 million for the fourth quarter of 2010. The increase of $6.3 million was primarily driven by a $12.5 million change in bad debt expense, which was partially offset by expense reductions in other areas such as contracted services. First quarter 2011 bad debt expense was approximately 2.2% of revenue, while in the fourth quarter of 2010 the Company benefited from a reduction in the bad debt allowance as a result of improved collections activity.
Consolidated EBITDAR declined $34.9 million to $49.1 million as compared to $84.0 million in the fourth quarter of 2010. The first quarter of 2011 was unfavorably impacted by the $13.5 million annual vacation expense. In addition, the fourth quarter of 2010 was favorably impacted by the one-time revenue benefit of the $12.7 million service quality penalty reversal. Adjusting for these items, Consolidated EBITDAR would have been approximately $62.6 million in the first quarter of 2011 compared to $71.3 million in the fourth quarter of 2010. The $8.7 million unfavorable variance quarter-over-quarter is primarily the result of the $12.5 million change in bad debt expense discussed above, partially offset by operating expense reductions in other areas such as contracted services.
Capital expenditures were $53.7 million in the first quarter of 2011 as compared to $40.9 million in the fourth quarter of 2010.
2011 Guidance
While the Company is encouraged by the fact that revenue in the first quarter of 2011 was essentially flat versus the fourth quarter of 2010 on an adjusted basis, the full year 2011 revenue guidance of $1,060 to $1,090 million is unlikely to be achieved. The Company does not intend to provide new revenue guidance. However, the Company continues to believe that it can achieve the low end of its Consolidated EBITDAR guidance of $260 to $280 million through cost reduction initiatives, many of which are already underway, and revenue growth.
Fresh Start Accounting
On January 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of January 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s condensed consolidated statements of financial position and operations for periods after January 24, 2011 will not be comparable in many respects to periods prior to the adoption of fresh start accounting.
Conference Call Information
As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter 2011 results at 2:00 p.m. (EDT) on Tuesday, May 17, 2011.
Participants should call (800) 706-7741 (US/Canada) or (617) 614-3471 (international) at 1:50 p.m. (EDT) and enter the passcode 31415391 when prompted. The title of the call is the Q1 2011 FairPoint Communications, Inc. Earnings Conference Call.
A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 61310099 when prompted. The recording will be available from Tuesday, May 17, 2011 at 5:00 p.m. (EDT) through Tuesday, May 31, 2011 at 11:59 p.m. (EDT).
A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com/investors. An online replay will be available shortly thereafter.
Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR and adjustments to GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements, and the maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends. However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR only supplementally. A reconciliation of Consolidated EBITDAR to Net Income is contained in the attachments to this press release.
About FairPoint
FairPoint Communications, Inc. (NASDAQ: FRP) (www.FairPoint.com) is a leading communications provider of high-speed Internet access, local and long-distance phone, television and other broadband services to customers in communities across 18 states. Through its fast, reliable data network, FairPoint delivers data and voice networking communications solutions to residential, business and wholesale customers. VantagePoint(sm), FairPoint’s resilient IP-based network in northern New England, provides business customers a fast, flexible, affordable Ethernet connection. VantagePoint(sm) supports applications like video conferencing and e-learning. Additional information about FairPoint products and services is available at www.FairPoint.com.
Cautionary Note Regarding Forward-looking Statements
Some statements herein are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.
Certain information contained herein may constitute guidance as to projected financial results and the Company’s future performance that represents management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.
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FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(in thousands, except share data)

	Successor Company	Predecessor Company
	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash	$15,416	$105,497
Restricted cash	60,542	2,420
Accounts receivable, net	113,322	125,170
Materials and supplies	1,024	22,193
Prepaid expenses	17,231	18,841
Other current assets	1,223	6,092
Deferred income tax, net	33,972	31,400

Total current assets	242,730	311,613

Property, plant and equipment, net	1,792,944	1,859,700
Goodwill	255,967	595,120
Intangibles assets, net	155,091	189,247
Prepaid pension asset	3,620	2,960
Debt issue costs, net	2,256	119
Restricted cash	1,619	1,678
Other assets	9,342	13,357

Total assets	$2,463,569	$2,973,794

Liabilities and Stockholders’ Equity (Deficit)
Liabilities not subject to compromise:
Current portion of long-term debt	$2,500	$—
Current portion of capital lease obligations	1,235	1,321
Accounts payable	70,028	66,557
Claims payable and estimated claims accrual	67,807	—
Accrued interest payable	181	3
Other accrued liabilities	63,394	63,279

Total current liabilities	205,145	131,160

Capital lease obligations	3,617	3,943
Accrued pension obligation	87,465	92,246
Employee benefit obligations	337,997	344,463
Deferred income taxes	334,700	67,381
Unamortized investment tax credits	—	4,310
Other long-term liabilities	22,295	12,398
Long-term debt, net of current portion	997,500	—

Total long-term liabilities	1,783,574	524,741

Total liabilities not subject to compromise	1,988,719	655,901

Liabilities subject to compromise	—	2,905,311

Total liabilities	1,988,719	3,561,212

Stockholders’ equity (deficit):
Predecessor Company common stock, $0.01 par value, 200,000,000 shares authorized, issued and outstanding 89,440,334 shares at December 31, 2010	—	894
Additional paid-in-capital, Predecessor Company	—	725,786
Successor Company common stock, $0.01 par value, 37,500,000 shares authorized, issued and outstanding 26,197,432 shares at March 31, 2011	262	—
Additional paid-in capital, Successor Company	499,011	—
Retained deficit	(24,423)	(1,101,294)
Accumulated other comprehensive loss	—	(212,804)

Total stockholders’ equity (deficit)	474,850	(587,418)

Total liabilities and stockholders’ equity (deficit)	$2,463,569	$2,973,794

See accompanying notes to condensed consolidated financial statements (unaudited) in FairPoint’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 as filed with the SEC on May 16, 2011.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Sixty-Six Days ended March 31, 2011, Twenty-Four Days ended January 24, 2011 and Three Months ended March 31, 2010
(Unaudited)
(in thousands, except per share data)

	Successor Company	Predecessor Company
	Sixty-Six	Twenty-Four	Three Months
	Days Ended	Days Ended	Ended
	March 31, 2011	January 24, 2011	March 31, 2010
			(Restated)

Revenues	$188,402	$66,378	$270,801

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	87,173	38,766	137,469
Selling, general and administrative expense, excluding depreciation and amortization	63,482	27,161	93,584
Depreciation and amortization	62,779	21,515	71,382
Reorganization related expense	2,736	-	-

Total operating expenses	216,170	87,442	302,435

Loss from operations	(27,768)	(21,064)	(31,634)

Other income (expense):
Interest expense	(12,491)	(9,321)	(34,630)
Other	481	(132)	26

Total other expense	(12,010)	(9,453)	(34,604)

Loss before reorganization items and income taxes	(39,778)	(30,517)	(66,238)
Reorganization items	—	897,313	(16,591)

(Loss) income before income taxes	(39,778)	866,796	(82,829)
Income tax benefit (expense)	15,355	(279,889)	(3,501)

Net (loss) income	$(24,423)	$586,907	$(86,330)

Weighted average shares outstanding:
Basic	25,633	89,424	89,424

Diluted	25,633	89,695	89,424

(Loss) earnings per share:
Basic	$(0.95)	$6.56	$(0.97)

Diluted	$(0.95)	$6.54	$(0.97)

See accompanying notes to condensed consolidated financial statements (unaudited) in FairPoint’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 as filed with the SEC on May 16, 2011.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Sixty-Six Days ended March 31, 2011, Twenty-Four Days ended January 24, 2011 and
Three months ended March 31, 2010
(Unaudited)
(in thousands)

	Successor Company	Predecessor Company
	Sixty-Six	Twenty-Four	Three
	Days Ended	Days Ended	Months Ended
	March 31, 2011	January 24, 2011	March 31, 2010
			(Restated)
Cash flows from operating activities:
Net (loss) income	$(24,423)	$586,907	$(86,330)

Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(11,996)	276,204	3,207
Provision for uncollectible revenue	2,068	3,454	8,133
Depreciation and amortization	62,779	21,515	71,382
Post-retirement accruals	5,103	2,654	8,058
Pension accruals	1,948	986	2,182
Other non cash items	(48)	130	458
Changes in assets and liabilities arising from operations:
Accounts receivable	13,918	(7,752)	12,812
Prepaid and other assets	379	(3,423)	(8,517)
Accounts payable and accrued liabilities	1,236	30,258	33,583
Accrued interest payable	180	9,017	33,810
Other assets and liabilities, net	(1,141)	177	(5,901)
Reorganization adjustments:
Non-cash reorganization costs (income)	(709)	(917,358)	977
Claims payable and estimated claims accrual	(26,485)	(1,096)	—
Restricted cash - cash claims reserve	23,888	(82,764)	—

Total adjustments	71,120	(667,998)	160,184

Net cash provided by (used in) operating activities	46,697	(81,091)	73,854

Cash flows from investing activities:
Net capital additions	(41,248)	(12,477)	(40,407)
Distributions from investments	3	—	8

Net cash used in investing activities	(41,245)	(12,477)	(40,399)

Cash flows from financing activities:
Loan origination costs	(866)	(1,500)	(1,100)
Proceeds from issuance of long-term debt	—	—	5,513
Restricted cash	779	34	(722)
Repayment of capital lease obligations	(211)	(201)	(521)

Net cash (used in) provided by financing activities	(298)	(1,667)	3,170

Net change	5,154	(95,235)	36,625
Cash, beginning of period	10,262	105,497	109,355

Cash, end of period	$15,416	$10,262	$145,980

Supplemental disclosure of cash flow information:
Capital additions included in accounts payable, claims payable and estimated claims accrual or liabilities subject to compromise at period-end	2,418	1,818	32,687
Reorganization costs paid	8,064	11,110	14,381
See accompanying notes to condensed consolidated financial statements (unaudited) in FairPoint’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 as filed with the SEC on May 16, 2011.

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
($ in thousands, except units)

	Quarter ended
	1Q11	4Q10	3Q10	2Q10	1Q10
	Reported	Reported	Restated	Restated	Restated

Summary Income Statement:

Revenue:
Voice services	$124,225	$136,664	$125,598	$134,943	$134,418
Access	91,358	92,128	95,923	96,182	96,856
Data and Internet services	28,495	27,504	26,691	28,961	27,067
Other services	10,702	11,696	12,418	11,477	12,460

Total revenue	254,780	267,992	260,630	271,563	270,801
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	216,582	211,598	218,177	230,273	231,053
Depreciation and amortization	84,294	74,606	72,364	71,472	71,382
Reorganization expense (post-emergence) (1)	2,736	—	—	—	—

Total operating expenses	303,612	286,204	290,541	301,745	302,435

Loss from operations	(48,832)	(18,212)	(29,911)	(30,182)	(31,634)
Other income (expense):
Interest expense	(21,812)	(35,187)	(35,358)	(35,721)	(34,630)
Other income (expense), net	349	377	2,207	105	26

Total other income (expense)	(21,463)	(34,810)	(33,151)	(35,616)	(34,604)

Loss before reorganization items and income taxes	(70,295)	(53,022)	(63,062)	(65,798)	(66,238)
Reorganization items (1)	897,313	(15,552)	(10,352)	1,375	(16,591)

Income (loss) before income taxes	827,018	(68,574)	(73,414)	(64,423)	(82,829)
Income tax benefit (expense)	(264,534)	(6,413)	7,330	10,245	(3,501)

Net income (loss)	$562,484	$(74,987)	$(66,084)	$(54,178)	$(86,330)

Consolidated EBITDAR Reconciliation:

Net income (loss)	$562,484	$(74,987)	$(66,084)	$(54,178)	$(86,330)
Income tax (benefit) expense	264,534	6,413	(7,330)	(10,245)	3,501
Interest expense	21,812	35,187	35,358	35,721	34,630
Depreciation and amortization	84,294	74,606	72,364	71,472	71,382
Non-cash pension and OPEB expense (2a)	10,686	10,992	12,036	9,979	10,240
Other non-cash items, net (2b)	(912,270)	16,096	1,066	(8,509)	1,327
Restructuring costs (2c)	17,326	14,948	11,395	18,788	14,739
Restatement impact, net (2d)	—	—	1,397	8,307	10,436
All other allowed adjustments, net (2e)	219	732	(999)	959	859

Consolidated EBITDAR	$49,085	$83,987	$59,203	$72,294	$60,784

Consolidated EBITDAR margin	19.3%	31.3%	22.7%	26.6%	22.4%

Select Operating and Financial Metrics:

Residential access lines	695,916	712,591	734,260	758,005	776,254
Business access lines	322,106	327,812	335,334	340,988	349,179
Wholesale access lines (3)	84,667	87,142	89,035	91,138	93,827

Total switched access lines	1,102,689	1,127,545	1,158,629	1,190,131	1,219,260
% change y-o-y	-9.6%	-10.3%	-11.0%	-11.6%	-12.4%
% change q-o-q	-2.2%	-2.7%	-2.6%	-2.4%	-3.0%

High-speed data subscribers (4)	297,491	289,745	288,891	289,609	283,806
% change y-o-y	4.8%	0.4%	-1.7%	-1.9%	-5.5%
% change q-o-q	2.7%	0.3%	-0.2%	2.0%	-1.6%
penetration of access lines	27.0%	25.7%	24.9%	24.3%	23.3%

Access line equivalents	1,400,180	1,417,290	1,447,520	1,479,740	1,503,066

% change y-o-y	-6.8%	-8.3%	-9.3%	-9.9%	-11.2%
% change q-o-q	-1.2%	-2.1%	-2.2%	-1.6%	-2.8%

Capital expenditures	$53,725	$40,868	$53,705	$62,815	$40,407
(1)
Following FairPoint’s emergence from Chapter 11 on January 24, 2011, all reorganization items are reported in total operating expenses. During Chapter 11, all reorganization items were reported below operating income in Reorganization Items.

(2)	For purposes of calculating Consolidated EBITDAR, FairPoint’s new credit facility allows it to adjust for:
a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash payments in the period,

b)	other non-cash items except to the extent they will require a cash payment in a future period,

c)	costs related to the restructuring, including professional fees for advisors and consultants,

d)	the impact from any restatement of financial statements for the periods ending on or prior to January 24, 2011, and

e)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.

(4)	High-speed data subscribers include DSL, fiber-to-the-home, cable modem and fixed wireless broadband.